Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Form S-8 Nos. 333-33860, 333-56612, 333-88270, 333-108867, 333-132499, 333-149484, 333-165586 and 333-179803) of Ameristar Casinos, Inc. pertaining to the 2002 Non-Employee Directors’ Stock Election Plan, the Amended and Restated 1999 Stock Incentive Plan and the 2009 Stock Incentive Plan of Ameristar Casinos, Inc. of our reports dated February 28, 2013, with respect to the consolidated financial statements of Ameristar Casinos, Inc., and the effectiveness of internal control over financial reporting of Ameristar Casinos, Inc., included in this Annual Report (Form 10-K) of Ameristar Casinos, Inc. for the year ended December 31, 2012.

             /s/ Ernst & Young LLP

Las Vegas, Nevada
February 28, 2013